Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated April 15, 2024 relating to the consolidated financial statements of Mediagene Inc., as of and for the fiscal years ended February 28, 2023 and 2022, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mazars Audit LLC
Mazars Audit LLC

June 12, 2024
Tokyo, Japan